Exhibit 99.1

Badger Meter Reports Record Fourth Quarter Sales and Earnings Per Share; Also Achieves Record Sales for 2013

MILWAUKEE--(BUSINESS WIRE)--February 5, 2014--Badger Meter, Inc. (NYSE: BMI) today reported results for the fourth quarter and year ended December 31, 2013.

Fourth Quarter 2013 Highlights

  Net sales were a record $81,010,000 for the fourth quarter of 2013, a 9.0% increase from sales of $74,323,000 for the fourth quarter of 2012.
  Net earnings were $6,380,000 for the fourth quarter of 2013, a 16.3% increase from net earnings of $5,484,000 for the fourth quarter of 2012.
  Diluted earnings per share were a record $0.44 for the fourth quarter of 2013, a 12.8% increase from diluted earnings per share of $0.39 for the fourth quarter of 2012.

Full Year 2013 Highlights

  Net sales were a record $334,122,000 for 2013, a 4.5% increase from sales of $319,660,000 for 2012.
  Net earnings were $24,617,000 for 2013, a 12.2% decrease from net earnings of $28,032,000 for 2012.
  Diluted earnings per share were $1.70 for 2013, a 12.8% decrease from diluted earnings per share of $1.95 for 2012.

Operations Review

“Our strong fourth quarter performance helped to drive our record sales for the year. The decrease in net earnings for 2013 was primarily due to the impact of the winter weather on our first quarter results. The three solid quarters that followed were just not enough to compensate for the weak first quarter,” said Richard A. Meeusen, chairman, president and chief executive officer of Badger Meter.

Meeusen said the record fourth quarter sales were driven by strong sales of residential and commercial municipal water products, somewhat offset by a decrease in sales of industrial and specialty products. The gross profit margin was 35.8% for the fourth quarter of 2013, compared to 38.8% for the same period in 2012, due in part to product mix, with lower sales of higher-margin industrial products in the fourth quarter of 2013.

The gross profit margin for the full year was 35.0% in 2013, compared to 38.2% in 2012. The lower 2013 margin was due to a number of factors including fewer sales of higher-margin industrial products, increased sales of non-lead water meters that are made from a more expensive alloy and lower-margin sales to former customers of Elster AMCO Water, LLC, which exited the North American mechanical water meter business as of June 30. “While accepting the former Elster customers at an initially lower price-point reduced our margins for the year, we believe the addition of this business provides good growth opportunities for Badger Meter over the long term,” said Meeusen.

He noted that although sales increased 4.5% for the year, selling, engineering and administration expenses were flat. “This was the result of lower employee incentives, partially offset by normal inflationary increases, along with our ongoing focus on controlling costs and increasing efficiency,” said Meeusen.

“We continued to invest in research and development in 2013 and introduced several major new product advancements to the market. We expanded our line of E-Series® ultrasonic meters with a polymer version that provides a lower-cost alternative to our successful stainless steel version. The E-Series continues to gain customer acceptance and we are particularly encouraged by the opportunities we have with this product outside of North America. For example, we recently shipped initial orders of residential E-Series water meters as part of a contract with a water utility in the Middle East,” said Meeusen.

“In early 2013, we introduced ORION® SE, the first truly simultaneous drive-by fixed-network product in the market. Last week, we took another major step forward with the introduction of our new BEACON Advanced Metering Analytics (AMA) system. Badger Meter is the first major water meter company in the industry to provide water utilities with cost-effective cellular radio endpoints that have a longer battery life, along with a sophisticated software suite that allows end-customers to view and manage their water usage activity. BEACON AMA combines both fixed and cellular networks, reducing the need for costly infrastructure – a feature that appeals to water utilities of all sizes,” said Meeusen.

“BEACON AMA is built on the software platform and cellular technology we acquired with the purchase of Aquacue, Inc. in April 2013. We saw the potential for Aquacue’s intellectual property to significantly advance our R&D and enable us to be first to market with the key features and benefits BEACON AMA provides,” added Meeusen.

“Badger Meter remains financially strong. Our significant cash flow enabled us to invest in Aquacue, develop and launch innovative new products and increase our quarterly cash dividend. We ended the year with a debt-to-total capitalization ratio of 26.3%. We believe we are well positioned to grow our business both organically and through acquisitions if opportunities arise,” added Meeusen.

Conference Call and Webcast

Badger Meter management will hold a conference call to discuss the company’s 2013 fourth quarter results on Thursday, February 6, 2014 at 10:00 AM Central/11:00 AM Eastern time. Interested parties can listen to the call live on the Internet through the company’s Web site: www.badgermeter.com or by dialing 1-888-680-0878 and entering the passcode 93650163. Listeners should dial in to the call at least 5-10 minutes prior to the start of the call or should go to the Web site at least 15 minutes prior to the call to download and install any necessary audio software. Participants may pre-register for the call at https://www.theconferencingservice.com/prereg/key.process?key=PMT4BYTNT. Pre-registrants will be issued a pin number to use when dialing into the live call which will provide quick access to the conference by bypassing the operator upon connection. In addition, the Webcast is also available through Thomson’s investor portals. Individual investors can listen to the call at www.earnings.com, Thomson/CCBN's individual investor portal, powered by StreetEvents. Institutional investors can access the call via Thomson's password-protected event management site, StreetEvents (www.streetevents.com).

A telephone replay of the conference call will be available through Thursday, February 13, by dialing 1-888-286-8010 and entering the passcode 11877226. The Webcast will be archived on the company’s Web site until its next earnings release.

About Badger Meter

An innovator in flow measurement and control products, Badger Meter serves water utilities, municipalities, and commercial and industrial customers worldwide. Measuring water, oil, chemicals, and other fluids, Badger Meter products are known for accuracy, long-lasting durability and for providing valuable and timely measurement data. For more information, visit www.badgermeter.com.

Certain statements contained in this news release, as well as other information provided from time to time by Badger Meter, Inc. (the “Company”) or its employees, may contain forward looking statements that involve risks and uncertainties that could cause actual results to differ materially from those in the forward looking statements. The words “anticipate,” “believe,” “estimate,” “expect,” “think,” “should,” “could” and “objective” or similar expressions are intended to identify forward looking statements. All such forward looking statements are based on the Company’s then current views and assumptions and involve risks and uncertainties. Some risks and uncertainties that could cause actual results to differ materially from those expressed or implied in forward looking statements include those described in Item 1A of the Company’s Annual Report on Form 10-K for the year ended December 31, 2012 that include, among other things:

  the continued shift in the Company’s business from lower cost, manually read meters toward more expensive, value-added automatic meter reading (AMR) systems, advanced metering infrastructure (AMI) systems and advanced metering analytics (AMA) systems that offer more comprehensive solutions to customers’ metering needs;
  the success or failure of newer Company products;
  changes in competitive pricing and bids in both the domestic and foreign marketplaces, and particularly in continued intense price competition on government bid contracts for lower cost, manually read meters;
  the actions (or lack thereof) of the Company’s competitors;
  changes in the Company’s relationships with its alliance partners, primarily its alliance partners that provide radio solutions, and particularly those that sell products that do or may compete with the Company’s products;
  changes in the general health of the United States and foreign economies, including to some extent such things as the length and severity of global economic downturns, the ability of municipal water utility customers to authorize and finance purchases of the Company’s products, the Company’s ability to obtain financing, housing starts in the United States, and overall industrial activity;
  unusual weather and other natural phenomena, including related economic and other ancillary effects of any such events;
  the timing and impact of government programs to stimulate national and global economies, as well as the impact of government budget cuts or partial shutdowns of governmental operations;
  changes in the cost and/or availability of needed raw materials and parts, such as volatility in the cost of brass castings as a result of fluctuations in commodity prices, particularly for copper and scrap metal at the supplier level, foreign-sourced electronic components as a result of currency exchange fluctuations and/or lead times, and plastic resin as a result of changes in petroleum and natural gas prices;
  the Company’s expanded role as a prime contractor for providing complete connectivity systems to governmental entities, which brings with it added risks, including but not limited to, the Company’s responsibility for subcontractor performance, additional costs and expenses if the Company and its subcontractors fail to meet the timetable agreed to with the governmental entity, and the Company’s expanded warranty and performance obligations;
  the Company’s ability to successfully integrate acquired businesses or products;
  changes in foreign economic conditions, particularly currency fluctuations in the United States dollar, the Euro and the Mexican peso;
  the loss of certain single-source suppliers; and
  changes in laws and regulations, particularly laws dealing with the use of lead (which can be used in the manufacture of certain meters incorporating brass housings) and the United States Federal Communications Commission rules affecting the use and/or licensing of radio frequencies necessary for radio products.

All of these factors are beyond the Company's control to varying degrees. Shareholders, potential investors and other readers are urged to consider these factors carefully in evaluating the forward looking statements contained in this news release and are cautioned not to place undue reliance on such forward looking statements. The forward looking statements made in this document are made only as of the date of this document and the Company assumes no obligation, and disclaims any obligation, to update any such forward looking statements to reflect subsequent events or circumstances.

Badger Meter company news is available
24 hours a day, on-line at: http://www.badgermeter.com.

BADGER METER, INC.
CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS
(in thousands, except earnings per share data)

	Three Months Ended		Twelve Months Ended
	December 31,	December 31,	December 31,	December 31,
	2013	2012	2013	2012
	(unaudited)	(unaudited)	(unaudited)

Net sales	$81,010	$74,323	$334,122	$319,660
Cost of sales	52,007	45,472	217,133	197,414
Gross margin	29,003	28,851	116,989	122,246
Selling, engineering and administration	18,654	20,036	77,882	77,777
Operating earnings	10,349	8,815	39,107	44,469
Interest expense, net	254	269	1,098	998
Earnings before income taxes	10,095	8,546	38,009	43,471
Provision for income taxes	3,715	3,062	13,392	15,439
Net earnings	$6,380	$5,484	$24,617	$28,032

Earnings per share amounts:

Basic	$0.44	$0.39	$1.71	$1.96

Diluted	$0.44	$0.39	$1.70	$1.95

Shares used in computation of earnings per share:

Basic	14,391,123	14,143,468	14,362,370	14,332,462

Diluted	14,464,441	14,215,080	14,440,356	14,399,220

BADGER METER, INC.
CONSOLIDATED CONDENSED BALANCE SHEETS
(in thousands)

Assets	December 31,	December 31,
	2013	2012
	(Unaudited)

Cash	$7,263	$6,554
Receivables	50,133	45,584
Inventories	60,939	60,997
Other current assets	8,828	8,239

Total current assets	127,163	121,374

Net property, plant and equipment	76,416	70,484
Intangible assets, at cost less accumulated amortization	57,317	58,351
Other long-term assets	10,467	4,314
Goodwill	44,695	35,930

Total assets	$316,058	$290,453

Liabilities and Shareholders’ Equity

Short-term debt	$70,045	$66,730
Payables	18,554	15,551
Accrued compensation and employee benefits	7,337	9,821
Other liabilities	2,105	1,978

Total current liabilities	98,041	94,080

Deferred income taxes	9,790	8,692
Long-term employee benefits and other	11,664	16,434
Shareholders’ equity	196,563	171,247

Total liabilities and shareholders’ equity	$316,058	$290,453

CONTACT:
Badger Meter, Inc.
Joan C. Zimmer, (414) 371-5702